Exhibit 99.1

News from Trans-Lux
26 Pearl Street   *   Norwalk, CT  06850   *   203.853.4321


For Further Information
Contact: Angela Toppi
Executive Vice President & CFO
203.642.5903


                    TRANS-LUX REPORTS SECOND QUARTER RESULTS

NORWALK, CT, August 14, 2008 - Trans-Lux Corporation (AMEX: TLX), a leading supplier of programmable electronic information displays, today reported financial results for the second quarter ended June 30, 2008. Trans-Lux President and Co-Chief Executive Officer Michael R. Mulcahy made the announcement.

Discontinued Operations
As previously reported, the Company sold the assets of its Entertainment Division, which was consummated on July 15, 2008, for a purchase price of $24.5 million, of which $7.4 million was paid in cash, $0.4 million is in escrow and $16.7 million in assumption of debt, which included $0.3 million of debt of its joint venture, MetroLux Theatres. In addition to the $24.5 million purchase price, there is a potential additional purchase price of up to $2.3 million based on the performance of increased theatre operations at the DreamCatcher Cinema, which was expanded from a six-plex to a ten-plex in May 2008, and a six-month option to purchase raw land from the Company in Silver City, New Mexico for $0.9 million. As a result of the sale, the Company recorded long-lived asset impairment charges of $2.9 million for the quarter ended June 30, 2008, as well as $2.0 million in disposal costs. The buyer assumed the operating results effective as of June 27, 2008. The Company has accounted for the sale as discontinued operations and has accordingly reclassified prior year's amounts. Trans-Lux recorded a net loss from discontinued operations for the second quarter of $4.8 million (-$2.09 per share) compared with net income from discontinued operations of $448,000 ($0.19 per share) during the same period in 2007. The net proceeds of the sale were used to prepay the term loan under the Credit Agreement with the Company's senior lender. A total of $22.4 million of long-term debt has been paid down or assumed by the buyer as a result of the sale.

Second Quarter 2008
Revenues from continuing operations totaled $10.4 million for the second quarter, up from $9.5 million during the same period last year. Trans-Lux recorded a net loss from continuing operations for the second quarter of $541,000 (-$0.23 per share), compared with a net loss from continuing operations of $712,000 (-$0.31 per share) during the same period in 2007. Cash flow from continuing operations, as defined by EBITDA, was level for the quarter at $1.6 million.

Trans-Lux / 2

"The sale of the Entertainment division streamlines our operations so we can focus our energy and resources exclusively on the core display business, where we believe we can get better results for our shareholders," said Michael R. Mulcahy, Trans-Lux President and Co-Chief Executive Officer. "Proceeds of the sale were used to significantly reduce our debt and strengthen the balance sheet. We continue to aggressively improve manufacturing and operational efficiencies, while investing in product enhancements for growth markets. We are also pleased to see fewer disconnects of equipment on rental and maintenance than in prior periods."

Six-Months Ended June 30, 2008
Trans-Lux reported revenues for the six-month period ended June 30, 2008 of $18.4 million, up from $18.2 million last year. Continuing operations incurred a net loss of $1.9 million (-$0.83) during the first six months, an improvement from the $3.6 million net loss (-$1.90) reported for the same period in 2007, which included a one-time, non-cash, non-tax deductible charge of $1.5 million relating to a successful Exchange Offer in the first quarter of 2007. Cash flow from continuing operations, as defined by EBITDA, increased slightly to $2.4 million for the six-month period compared with $2.3 million in 2007.

Display Division - Outdoor
Quarterly revenues improved over last year for the Outdoor division, and the outlook remains strong due to the increasing usage of digital signage in the outdoor commercial market and continued growth of the sports market. The Company continues to invest in additional engineering developments for its outdoor commercial product line, including the development of larger, higher-resolution LED digital billboards and additional features for fuel price changers, as well as further enhancements in its sports product line. The quarter included many new orders, including a full color CaptiVision(TM) video display and football scoring equipment for Gaffney High School in Gaffney, SC, and a large CaptiVue(R) sports message center display for Kinkaid High School in Houston, TX. In the commercial market, orders included additional full color CaptiVue message displays for a regional convenience store chain and additional large CaptiVue highway signs for a leading national truck stop operator.

Display Division - Indoor
Revenue was up in the second quarter for the Indoor division, driven by significant sales across a variety of sectors and a reduction in the number of disconnects from equipment on rental and maintenance. The Company secured a large transportation contract for double-faced, full color GraphixMax(TM) RGB displays to be used at Toronto's Union Station. The displays will post train arrival and departure information, along with special messages for the traveling public.

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Trans-Lux / 3

Sales in the gaming sector remain very strong, primarily due to competitive pressures among casinos and the trend toward central control of betting information. The Company secured a contract for a new electronic race and sports book display system for the Sunset Station Hotel in Henderson, NV - the first large-scale system installed by Trans-Lux at a Stations Casino property. The Peppermill Resort Casino in West Wendover, NV, placed an order to expand its electronic sports book display system, making it Trans-Lux's fifth full sports book installation for Peppermill Casino Properties. The Company was also awarded a contract from the Virgin River Casino in Mesquite, NV, which will be the first electronic sports book display system in Mesquite.

In the financial services sector, the Multi Commodity Exchange, a long-time user of Trans-Lux LED displays, once again selected Trans-Lux GraphixMax and LED Jet(R) electronic ticker displays to be installed in their new building in Mumbai, India. The displays will be used in public areas alongside the previously- acquired, earlier generation displays that will be transferred to the new location. The Company won several other display orders from firms in various institutional and retail segments of the financial services industry.

About Trans-Lux
Trans-Lux is a full service, worldwide provider of integrated electronic display solutions for today's communications environments. Incorporated in 1920, Trans-Lux specializes in the design, manufacture, installation and service of large-scale indoor and outdoor LED electronic display systems for applications in the financial, banking, gaming, advertising, corporate, retail, transportation, entertainment and sports industries. Trans-Lux offers unique control systems as well as content through its partnerships with key data suppliers in the markets the Company serves. Trans-Lux has display equipment installed at thousands of locations around the world, including the world's major financial exchanges. For more information, please visit our web site at www.trans-lux.com.

(Table of Operations attached)

                                      ###

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.

Trans-Lux / 4

                                     TRANS-LUX CORPORATION

                                     RESULTS OF OPERATIONS
                                          (Unaudited)

<CAPTIONS>
                                                THREE MONTHS ENDED         SIX MONTHS ENDED
                                                     JUNE 30                   JUNE 30
                                               -------------------       --------------------
(In thousands, except per share data)             2008        2007          2008         2007
                                               -------------------       --------------------
Revenues                                       $10,417      $9,515       $18,417      $18,218
                                               -------------------       --------------------

Net loss - continuing operations                  (541)       (712)       (1,911)      (3,582)
Net (loss) income - discontinued operations     (4,814)        448        (4,471)         916
                                               -------------------       --------------------
Net loss                                       $(5,355)     $ (264)      $(6,382)     $(2,666)
                                               ===================       ====================

Calculation of EBITDA:
   Net loss from continuing operations         $  (541)     $ (712)      $(1,911)     $(3,582)
   Interest expense/debt conversion cost, net      415         494           922        2,676
   Income tax expense (benefit)                     99        (132)          150         (787)
   Depreciation and amortization                 1,655       1,922         3,280        3,984
                                               -------------------       --------------------
EBITDA from continuing operations (1)            1,628       1,572         2,441        2,291

   Effect of discontinued operations            (4,349)      1,003        (3,512)       2,034
                                               -------------------       --------------------
Total EBITDA (1)                               $(2,721)     $2,575       $(1,071)     $ 4,325
                                               ===================       ====================

(Loss) income per share - basic and diluted:
   Continuing operations                       $ (0.23)     $(0.30)      $ (0.83)     $ (1.91)
   Discontinued operations                       (2.09)       0.19         (1.94)        0.49
                                               -------------------       --------------------
   Total loss per share                        $ (2.32)     $(0.11)      $ (2.77)     $ (1.42)
                                               ===================       ====================

Average common shares outstanding:
   Basic and diluted                             2,307       2,304         2,307        1,884

(1) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization.  EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity.  The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.